Exhibit 4.1

NUVERRA ENVIRONMENTAL SOLUTIONS, INC. INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE COMMON STOCK SEE REVERSE FOR CERTAIN DEFINITIONS CUSIP 67091k 10 4 This Certifies that is the owner of FULLY PAID AND NON-ASSESSABLE SHARES OF THE PAR VALUE OF $0.001 EACH OF THE COMMON STOCK OF NUVERRA ENVIRONMENTAL SOLUTIONS, INC. transferable on the books of the Company in person or by dully authorized attorney upon surrender of this certificate properly endorsed. This certificate is not valid unless countersigned by the Transfer Agent and the registered by the Registrar. Witness the seal of the Company and the facsimile signatures of its duly authorized officers. Dated: CHAIRMAN AND CHIEF EXECUTIVE OFFICER CORPORATE SECRETARY NUVERRA ENVIRONMENTAL SOLUTIONS, INC. CORPORATE SEAL 2007 DELAWARE COUNTERSIGNED AND REGISTERED: AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC (Brooklyn, NY) TRANSFER AGENT AND REGISTRAR AUTHORIZED OFFICER SPECIMEN CERTIFICATE OF STOCK